Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Post Effective Amendment No. 1 to the Registration Statement on Form F-4 of our report dated March 28, 2025, which includes an explanatory paragraph relating to Hennessy Capital Investment Corp. VI’s ability to continue as a going concern, relating to the financial statements of Hennessy Capital Investment Corp. VI as of December 31, 2024 and 2023 and for the years then ended, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 15, 2025